NSAR ITEM 77C



Van Kampen American Capital Value Municipal Income Trust





(a)     A Special Meeting of Shareholders was held on October 23,
        1996.



(b)     The election of Trustees of Van Kampen American Capital
        Value Municipal Income Trust (the "Fund") included:



        None



(c)     The following were voted on at the meeting:



        1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.



                      For   19,450,557          Against    523,151



        2) Approval of changes to Fundamental Investment Policies with respect to investments in other investment companies.



                      For   9,295,973          Against   599,223

                                        NSAR ITEM 77O

                      Van Kampen American Capital Value Municipal Income Trust

                                        1Of-3 Transactions
Underwriting         Purchased From           Amount Purchased   % of Underwriting   Date of Purchase
New York City G.O.   Goldman, Sachs & Co.     $3,000,000         0.368%              1/17/97


   Other Firms participating in Underwriting:
   1. Bear, Stearns & Co. Inc.
   2. Merrill Lynch & Co.
   3. Prudential Securities Incorporated
   4. Smith Barney Inc.
   5. Artermis Capital Group, Inc.
   6. First Albany Corporation
   7. J.P. Morgan & Co. Incorporated
   8. Morgan Stanley & Co. Incorporated
   9. Samuel A. Ramirez & Co., Inc.
   10. Advest, Inc.
   11. M.R. Beal & Company
   12. Cambridge Partners L.L.C.
   13. A.G. Edwards & Sons, Inc.
   14. Oppenheimer & Co., Inc.
   15. PaineWebber Incorporated
   16. Roosevelt & Cross Incorporated
   17. Siebert Bradford Shank & Co.
   18. William Simon
   19. Pryor, McClerdon, Counts & Co., Inc.
   20. Lebenthal & Co., Inc.
   21. William E. Simon & Sons Municipal Securities Inc.
   22. Lehman Brothers